GVI Security Solutions, Inc. Reports Fourth Straight Profitable Quarter and $2.6 Million Net Income for 2007

CARROLLTON, Texas, March 24, 2008 - GVI Security Solutions, Inc. (OTCBB: GVSS), a leading provider of video security solutions featuring the complete Samsung Electronics line of products, today announced its year-end financial results for 2007.

"With four straight profitable quarters and a net income of $2.6 million for 2007, we clearly achieved our stated goals for the year," said GVI Chairman/CEO Steven Walin. "More importantly, we put in place the tools that we need to help us aggressively grow the company moving forward. We re-built and expanded our sales teams, we assembled an outstanding management team, we improved our margins, we put the company on a solid financial footing and in the fourth quarter we jointly announced a marketing plan with our strategic partner, Samsung Electronics providing $1.5 million in marketing funding through next January to fund the launch of our new GVI Samsung IP products line targeting a doubling of market share and 2010 sales of $100 Million.”

For the year ending December 31, 2007 net income was approximately $2.6 million or $0.08 per diluted share. That compares to a loss of approximately $16.5 million or ($4.46) per diluted share in the year ending December 31, 2006. For 2007, pre-tax earnings from continuing operations were approximately $1.5 million or $0.05 per fully diluted share as compared to a loss of approximately $13.8 million or ($3.74) per share in 2006. The difference between net income and pre-tax income from continuing operations was due to a tax loss carry-forward that produced a net income tax benefit of approximately $941,000 and a gain from discontinued operations, net of tax, of $233,000 reflecting the reversal of the remaining reserve taken in connection with obligations to service discontinued retail product line, which ended December 31, 2007.

"Operationally and financially we delivered strong results throughout 2007," stated GVI COO/CFO Joe Restivo. "An important factor contributing to our success is the strong service and support we deliver to our customers. We are stocking the right products for our customers and backing the product up with instantly available technical support. As a result, we’ve been able to achieve premium pricing with fewer returns and that has positively impacted our profits, gross margin and revenue.”

Net Revenue for the year ended December 31, 2007 was up $1 million to just over $45 million from about $44 million in 2006. The increase in revenues reflects increased sales to distributors, integrators and installers of a variety of products manufactured by Samsung Electronics as well as GVI branded products as well as a decrease of about $2 million in total returns and allowances as compared to 2006.

Selling, general and administrative expenses for the year ended December 31, 2007 decreased 24% to approximately $10.3 million for 2007 from approximately $13.5 million in the prior year. The results reflected continued effective cost controls across the company's operations.

Interest expense for the year ended December 31, 2007 decreased 83% to approximately $1.0 million, from approximately $5.9 million in the year ended December 31, 2006.

For the fourth quarter of 2007, net income was approximately $1.7 million or $0.05 per diluted share. Pre-tax earnings from continuing operations were approximately $0.5 million, or $0.01 per diluted share. That compares to a net loss of approximately $6.5 million, or ($1.76) per diluted share in the fourth quarter of 2006.

Conference Call

The company will host a conference call at 4:15 p.m. Eastern Daylight Time on Monday, March 24, 2008, to discuss earnings for the year ending December 31, 2007. To participate in the event by telephone, please dial 800-378-6604 five to 10 minutes prior to the start time (to allow time for registration) and enter conference code 4101539. The conference call will be broadcast live over the Internet and can be accessed at http://investor.shareholder.com/media/index.cfm?c=GVSS&e=1&mediakey=DAA54AE4E4D0324A06C5BD82562B0557. Enter conference ID# 4101539. To listen to the call, please visit this Web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live webcast, an audio replay of the conference call will be archived at this site for one year enter conference ID# 4101539. A digital replay of the call will be available on Monday, March 24, 2008 at approximately 7:15 p.m. Eastern Daylight Time through until Midnight, Monday March 31st. Dial 888-203-1112 and enter access code 4101539.

About GVI Security Solutions, Inc.

GVI Security Solutions Inc. is a leading provider of video surveillance security solutions to the homeland security, institutional and commercial market segments.

Forward-Looking Statements:

Some of the statements made by GVI Security Solutions, Inc. in this press release are forward looking in nature. Forward-looking statements in this press release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management's current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements. Actual results may differ materially from those expressed or implied by the statements herein. GVI Security Solutions, Inc. believes that its primary risk factors include, but are not limited to: reliance on primary supplier; credit limits imposed by primary supplier; effective integration of recently acquired operations and personnel; expansion risks; effective internal processes and systems; the ability to attract and retain high quality employees; changes in the overall economy; rapid change in technology; the number and size of competitors in its markets; outstanding indebtedness; control of the Company by principal stockholders; law and regulatory policy; the mix of products and services offered in the company's target markets; and other factors detailed in the Company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2006 currently on file, as well as the risk that projected business opportunities will fail to materialize or will be delayed.

GVI Security Solutions, Inc.
Consolidated Statements of Operations
Years Ended December 31, 2007 and 2006
(In thousands, except per share amounts)
	2007	2006

Revenues	$45,025	$43,973

Cost of Revenues	32,238	37,389

Gross Profit	12,787	6,584

Selling, General and Administrative Expenses	10,312	13,494
Impairment of goodwill and other intangible assets	-	977

Income (Loss) from operations	2,475	(7,887)

Interest Expense	1,012	5,916
Income (Loss) from continuing operations before income taxes and income (loss) from discontinued operations	1,463	(13,803)

Income Tax Benefit (Expense)	942	(14)

Income (loss) from continuing operations before income (loss) from discontinued operations	2,405	(13,817)

Income (loss) from discontinued operations, net of taxes	232	(2,674)

Net income (loss)	$2,637	$(16,491)

Basic income (loss) per share
Continuing operations	$0.08	$(3.74)
Discontinued operations	$0.01	$(0.72)
Net income (loss)	$0.09	$(4.46)
Diluted income (loss) per share
Continuing operations	$0.07	$(3.74)
Discontinued operations	$0.01	$(0.72)
Net income (loss) per share	$0.08	$(4.46)

Shares Used in Calculation of Net Income (Loss) per share - basic	28,044,465	3,693,955
Shares Used in Calculation of Net Income (Loss) per share - diluted	33,595,044	3,693,955

Contact:
GVI Security Solutions
Esra Pope, 972-245-7353